Exhibit 99.1

News Media:                                    Financial:
Jeff Weir                                      Jennifer Stratiff
National Semiconductor                         National Semiconductor
(408) 721-5199                                 (408) 721-5007
jeff.weir@nsc.com                              invest.group@nsc.com

National Semiconductor Updates Outlook for Second Quarter of Fiscal 2005

SANTA CLARA, Calif., November 1, 2004 - National Semiconductor Corporation (NYSE:NSM) today lowered its revenue guidance for the second quarter ending November 28, 2004. National's new guidance is for second quarter revenues to range from $445 million to $450 million, down approximately 18 to 19 percent sequentially from the first quarter. National previously guided on September 9, 2004, during its first quarter earnings conference call, that second quarter revenues were expected to be down 8 to 10 percent sequentially.

During that conference call in September, the company indicated that inventory and backlog adjustments from distributors and some customers were expected to continue through the second quarter. The company also indicated that the Q2 revenue guidance assumed there would be some sequential increase in the amount of turns orders arising from expected higher seasonal activity. However, turns orders, which are those orders placed for delivery within the same quarter, have not improved so far in Q2. Distributors have been more aggressive in their efforts to reduce inventories, especially in Europe and Asia. In addition, distributor resale rates of National Semiconductor product have not picked up through October, which is not typical for the pre-holiday season. Demand from certain customers in Asia for handset and display products has also remained weak, due in part to excess supply in those channels.

Gross margin  percentage  under the revised revenue outlook is expected to range
from  49  to  50  percent,   down  moderately  from  the  original  guidance  of
approximately 51 percent.

"Inventory adjustments and lower-than-typical seasonality have been the themes so far this quarter," said Brian L. Halla, National's chairman, president and CEO. "In the short term, we are making adjustments right away to our production volumes and spending plans. As for our longer-term strategy, it is the right one and it remains the same. We will continue to drive a business model that centers around higher value, higher margin analog products that consistently generate higher rates of return for our shareholders."

National's second quarter financial announcement and conference call are scheduled for December 9, 2004, at which time the company will discuss Q2 results in more detail and also provide an outlook for the third quarter of fiscal 2005.

Special Note
This release contains forward-looking statements dependent on a number of risks and uncertainties pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These factors include, but are not restricted to, new orders received and shipped during the second quarter, the degree of factory utilization, the successful start up of production in National's Suzhou assembly and test facility, the sale of inventories at existing prices, and the ramp up of recently introduced products. Other risk factors are included in the Company's 10-K for the year ended May 30, 2004 (see Outlook and Risk Factors sections of Management's Discussion and Analysis of Financial Conditions and Results of Operations) and the 10-Q for the first quarter ended August 29, 2004.

About National Semiconductor

National Semiconductor, the industry's premier analog company, creates high performance analog devices and subsystems. National's leading-edge products include power management circuits, display drivers, audio and operational amplifiers, and data conversion solutions. National's key markets include wireless handsets, displays, PCs, networks and a broad range of portable applications. With headquarters in Santa Clara, California, National reported sales of $1.98 billion for fiscal 2004, which ended May 30, 2004. Additional company and product information is available at www.national.com.

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